Exhibit 10.1

AMENDED & RESTATED EMPLOYMENT AGREEMENT
MARY AGNES WILDEROTTER

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of March 8, 2013 (the “Effective Date”) by and between Frontier Communications Corporation (the “Company”) and Mary Agnes Wilderotter (“Executive”).

WHEREAS, Executive and the Company entered into an employment agreement (the “Original Agreement”) as of November 1, 2004 (the “Original Effective Date”), embodying the terms of Executive’s employment and pursuant to which Executive had been serving as President and Chief Executive Officer of the Company, which Original Agreement was amended and restated in order, inter alia, to evidence formal compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (such Section, referenced herein as “Section 409A”; and such code, referenced herein as the “Code”), effective as of December 29, 2008, and which was again amended and restated effective March 31, 2010;

WHEREAS, Executive and the Company desire to further amend and restate the Agreement to make certain additional changes as provided for herein, to be effective as of the Effective Date (unless otherwise indicated herein);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall continue to be employed by the Company, and any of its subsidiaries that the Board of Directors of the Company (the “Board”) shall designate for a period commencing on the Effective Date and ending on the second anniversary thereof (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of employment under this Agreement may be renewed by mutual agreement of the Executive and the Company for additional terms of one year, with each to follow immediately after the last day of the Initial Term and each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, referenced together herein as the “Employment Term”), subject to Section 8 of this Agreement, including the special Employment Term rules that apply following certain changes in control.

2. Position.

a.    During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and shall report directly to the Board. In such position, Executive shall have such duties and authority commensurate with the position of chief executive officer of a company of similar size and nature. During the Employment Term, Executive shall be re-nominated to the Board and, if elected, shall serve as its Chairman. Notwithstanding the preceding sentence, if there is a shareholder vote with respect to having different persons serve as Chief Executive Officer and Chairman of the Board, or a shareholder vote with respect to requiring or advising that the Chairman of the Board be an independent director, and the votes cast in favor of such proposal exceed the votes cast against it, the Board may thereafter take action to name another person to the position of Chairman of the Board, provided the Board first makes an affirmative determination, on the record, that, after taking into account other alternatives, such action is in the best interests of the Company.

b.    During the Employment Term, Executive will devote Executive’s full business time and best efforts (excluding any periods of vacation or sick leave) to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization, or (ii) from making personal or family investments; provided, however, in each case under this Section 2(b)(i) or (ii) that such activities, in the aggregate, do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 10 of this Agreement.

3. Base Salary During the Employment Term. The Company shall pay Executive a base salary at the annual rate of $1,025,000. Executive’s base salary shall be payable by payroll check or direct deposit in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4. Annual Bonus During the Employment Term. Executive shall be eligible to earn an annual cash bonus award (an “Annual Bonus”), payable by payroll check or direct deposit, with a target bonus amount equal to at least 150% of the Base Salary. Adjustments to the Annual Bonus and Target Bonus shall be based on the schedules set forth in the Frontier Bonus Plan or any successor plan, as each may be amended from time to time (the “Bonus Plan”). The Annual Bonus for a calendar year shall be paid no later than permitted under the Bonus Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for such calendar year.

5. Long-Term Incentive. Executive shall be eligible to participate in the Company’s long term incentive programs, as each may be amended from time to time, with the grant of equity compensation awards thereunder being subject to the discretion of the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that Executive shall be entitled to participate in any program the Company maintains to allow employees to use vested shares for the payment of applicable taxes at the time of such vesting. As of the Effective Date, the Company provides equity compensation awards to its senior executives in the form of (a) Restricted Shares, which are granted based on performance and which shall vest in Executive’s case in annual increments over three years following their grant, and (b) performance shares under the Company’s long-term incentive plan (“LTIP Performance Shares”), which vest based on the attainment of performance goals over a multi-year period and the completion of a service requirement.  In the event the Executive terminates employment on the last day of the Employment Term, then (i) the vesting of the Restricted Shares shall be determined as if Executive’s service with the Company continued for 12 months beyond the end of the Employment Term, and (ii) the LTIP Performance Shares shall vest pro rata with respect to service-based vesting, and they shall be paid at the conclusion of the performance period subject to (and based on) the attainment of applicable performance goals.

6. Employee Benefits; Business Expenses.

a.    Employee Benefits. During the Employment Term, Executive (and her eligible dependents) shall be entitled to participate in the Company’s pension, profit sharing, medical, dental, life insurance and other employee benefit plans (other than severance plans) (the “Company Plans”), as in effect from time to time (collectively the “Employee Benefits”) on the same basis as those benefits are generally made available to other senior executives of the Company, at a level of participation commensurate with her position.

b.    Business Expenses and Perquisites.

(i) Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies.

(ii) Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are generally made available to other senior executives of the Company at a level that is commensurate with her position.

7. INTENTIONALLY OMITTED.

8. Termination. Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (30 days if such resignation is for “Good Reason” (as hereinafter defined)), and Company will be required to give Executive at least 60 days advance written notice of any termination of Executive’s employment that is not for Cause (as defined below). Notwithstanding any other provision of this Agreement other than Section 13(1) through (p), the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company.

a.    By the Company for Cause or by Executive Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason; provided that Executive will be required to give the Company at least 60 days advance written notice of such resignation.

(ii) For purposes of this Agreement, “Cause” shall mean Executive’s (A) willful and continued failure (other than as a result of physical or mental illness or injury) to perform her material duties (provided such duties are as described in Section 2) to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to Executive by the Company (the “Cure Period”), which demand shall identify and describe such failure with sufficient specificity to allow Executive to respond; (B) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (C) conviction of, or a plea of guilty or nolo contendere to, a crime constituting (I) a felony under the laws of the United States or any state thereof, or (II) a misdemeanor involving moral turpitude; (D) material breach of a material provision of this Agreement, including, without limitation, engaging in any action in breach of Section 9 or Section 10 of this Agreement, which continues beyond the Cure Period (or which, in the Board’s reasonable judgment, is incapable of being cured); or (E) a material violation of the Company’s code of conduct, subject to reasonable notice and opportunity to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board). For purposes of this Section 8(a)(ii), no act, or failure to act, on the part of Executive shall be considered “willful” or “intentional” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or inaction was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Any determination that Executive has engaged in conduct for which the Board wishes to terminate Executive’s employment shall be made after a meeting of the non-employee directors of the Board at which Executive shall be invited to appear, with counsel, to respond to the allegations set forth in the written notice to the Executive of such meeting (which notice shall provide sufficient specificity to allow Executive to respond to such allegations). The Board may terminate the Executive for “Cause” hereunder following such meeting only upon the affirmative vote of at least 60 percent of the non-employee directors.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination, payable on the pay date coincident with or next following the date of termination;

(B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year, paid no later than permitted under the Bonus Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for any such year;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination, paid at the time specified in Section 13(m);

(D) any accrued but unpaid vacation, paid in accordance with the terms of the Company’s vacation policy; and

(E)    such Employee Benefits, if any, to which Executive may be entitled under the applicable Company Plans or hereunder (including, without limitation, if applicable, any Restricted Shares) upon termination of employment hereunder (the payments and benefits described in subparagraphs (A) through (E) hereof being referred to, collectively, as the “Accrued Rights”).

As necessary for compliance with the requirements of Section 409A of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(1) through (p). Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii) and Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.    Disability or Death.

(i) Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 12 consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) continued payment of Executive’s Base Salary during the period commencing on the date of Executive’s termination of employment and ending on the date that is six months after the date of. Executive’s termination of employment (applying the definition of such term in Section 13(n)), paid in substantially equal periodic installments on the schedule specified in Section 3, but not less frequently than monthly (such continued Base Salary shall only be subject to the six-month delay to the extent required by Section 13(o) and (p));

(C) a pro rata portion of the Annual Bonus for the calendar year of Executive’s termination of employment, equal to the product of (I) the Annual Bonus that Executive would have received pursuant to the Bonus Plan for such calendar year if her employment had continued indefinitely, and (II) a fraction whose numerator equals the number of days the Executive was employed during such year and whose denominator is 365, payable as a cash lump sum no later than permitted under the Bonus Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for such year; and

(D) all Restricted Shares and LTIP Performance Shares that have been granted as of the date of Executive’s termination shall be fully vested and non-forfeitable as of such date, and all options granted to Executive that are not vested as of such date shall become vested and fully exercisable; provided that any Restricted Shares, LTIP Performance Shares and options granted pursuant to a performance-based vesting schedule shall become vested, non-forfeitable or exercisable, as applicable, deeming that the target level of performance under such vesting schedule has been attained (and without regard to the maximum amount of performance vesting that may be attained in excess of target performance), and Executive shall not be entitled to any further annual grants of Restricted Shares, LTIP Performance Shares or options under Section 5 of this Agreement. Settlement of the LTIP award(s) shall be made in a single sum cash payment or a distribution of Company shares as soon as practicable (but not more than 30 days) after termination of employment, except that any portion of any such LTIP Award that is subject to Section 409A shall be paid in compliance with Section 409A.

(iii) Upon termination of Executive’s employment hereunder due to Executive’s death or Disability, in addition to the benefits described in Section 8(b)(ii) above, the Company shall provide Executive (in the event of her Disability) and Executive’s spouse with medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company), until the second anniversary of the date of Executive’s death or Disability, but subject to the following rules.

(A)    In the case of medical, dental or other health benefit plan coverage:

(I)    the charge to Executive for each month of coverage shall equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive’s spouse (as applicable) is enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Executive will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(II)    on the date of Executive’s termination of employment within the meaning of Section 13(n), the Company will pay Executive a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company on the payment date for family coverage with respect to the highest value health coverage provided to salaried employees under such plan for each month of coverage in the two year period. For purposes of calculating this lump sum, the Company’s monthly COBRA charge for family coverage will be increased by 10% on each January in the projected payment period and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable. The continuing coverage provided under this Section 8(b)(iii)(A) will begin when the Executive’s coverage under the Company’s plan(s) would otherwise end. This coverage is in addition to and not in lieu of COBRA coverage, and COBRA coverage shall be made available once this coverage terminates.

(B)    In the case of life insurance coverage, if the group life insurance coverage provided to active employees does not authorize extending group life insurance coverage for some or all of the two-year period following termination of employment due to the Executive’s death or disability, the Company shall proceed as follows:

(I)    the Company shall provide such extended coverage for any portion of the two-year period that is authorized for extension; and

(II)    on the date of Executive’s termination of employment within the meaning of Section 13(n), the Company shall pay Executive a lump sum in cash equal, in the aggregate, to the Company’s monthly premiums for the number of months during the two-year period with respect to which extending coverage is not authorized.

As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(1) through (p). Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b) and Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.    By the Company Without Cause or by Executive Resignation with Good Reason.

(i) Executive’s employment hereunder may be terminated (A) by the Company without Cause (which shall not include Executive’s termination of employment due to her death or Disability) or (B) by Executive with Good Reason (as defined below).

(ii) For purposes of this Agreement, “Good Reason” shall mean:

(A)    the material failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus,

(B)    any substantial and continuing diminution in Executive’s position, authority or responsibilities from those described in Section 2 hereof; provided that Executive’s cessation of service as Chairman of the Board as a result of (I) not being elected to the Board, (II) Board action that is permissible under the third sentence of Section 2(a), (III) legislative or regulatory requirements, or (IV) a mutual agreement between the Company and Executive that such cessation of service is in the best interests of the Company shall not constitute Good Reason for purposes of this Agreement, unless the Executive’s authority, responsibility, or opportunity to communicate directly with the Board is reduced by more than is reasonably necessary solely to implement her cessation of service as Chairman (as exclusively determined by the Board in its good faith),

(C)    a material relocation of Executive’s principal office location, for this purpose, a relocation more than 50 miles from the Company’s Stamford, Connecticut headquarters area will be automatically deemed material, or

(D)    any other material breach of a material provision of this Agreement; provided that any of the events described in subparagraphs (A), (B), (C) or (D) of this Section 8(c)(ii) shall constitute Good Reason only if (I) the Company fails to cure such event within 30 days after receipt from Executive of written notice of the existence of the event or circumstances constituting Good Reason specified in this or any of the preceding subparagraphs of this Section 8(c)(ii), which notice must be provided to the Board within 90 days after Executive first knows (or first should reasonably have known) of the initial existence of such event or circumstances with sufficient specificity from Executive for the Company to respond to such claim, and (II) Executive terminates employment with the Company within six months after the initial existence of such event or circumstances.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive with Good Reason, subject to Executive’s satisfaction of the release requirements set forth in Section 8(f)(ii), the Company (other than with respect to the satisfaction of Executive’s Accrued Rights) (1) shall then pay or provide to the Executive the compensation and benefits described in subparagraphs (A) and (D) below, (2) shall begin paying to the Executive the compensation described in subparagraphs (B) and (C), and (3) the vesting provided for by subparagraph (E) below shall apply, in each case on the Expiration Date (as defined in Section 8(f)(ii)), but not earlier than the date specified in in subparagraph (D) below, in the case of compensation described in subparagraph (D):

(A)    the Accrued Rights;

(B)    subject to Executive’s continued compliance with the provisions of Section 9 and Section 10 of this Agreement, an amount equal to the sum of

(I)    three times Executive’s annual Base Salary in effect on the date of Executive’s termination of employment (the “Termination Date”), and

(II)    two times Executive’s annual Target Bonus in effect on the Termination Date,

shall be paid as follows: (a) a single sum cash payment on the Expiration Date in an amount equal to the product of X and Y (where X equals 1/36th of the sum determined under (B)(I) and (B)(II) above, and Y equals the number of months from the Termination Date until March 15 of the year following the year in which the Termination Date occurs (such single sum payment being intended to qualify for the short-term deferral exemption from Section 409A of the Code; and (b) the balance of the sum determined under (B)(I) and (B)(II) above will be payable in equal monthly installments over a period of months equal to 36 minus the number of months covered by the single sum cash payment described in (a) above (“Single Sum Months”), commencing on the date that follows the Termination Date by the number of Single Sum Months (with such 36-month period constituting the “Severance Period”) (it being understood that Executive’s installments due under (b) above shall be subject to a six-month delay only to the extent applicable under Section 13(o) and (p)); provided, however, that payments described in this subparagraph (B) that are exempt from Section 409A shall be reduced or offset entirely, at the time such payments are otherwise required to be made under this subparagraph (B), by any amounts due and owing by Executive to the Company for funds borrowed from or advanced by the Company (to the extent permitted under applicable law), and provided further that, if the termination of Executive’s employment is described in Section 8(d) below (relating to a termination following a Change in Control), then, to the extent permissible under Section 409A, all or some of the amount (i.e., the maximum permissible under Section 409A) that would otherwise be payable in installments pursuant to (b) above will be payable in the form of a single sum cash payment on the Expiration Date;

(C)    continuation of medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company) with available life insurance coverage (if any) retroactive to the Termination Date (once the Expiration Date is reached and the release is in effect), and then continuing until the earlier to occur of the end of the Severance Period and the date on which Executive becomes eligible to receive comparable benefits from any subsequent employer, but subject to the following rules.

(I)    In the case of medical, dental or other health benefit plan coverage:

(1) the charge to Executive for each month of coverage shall equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive’s spouse (as applicable) is enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Executive will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(2) on the date of Executive’s termination of employment within the meaning of Section 13(n), the Company will pay Executive a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company on the payment date for family coverage with respect to the highest value health coverage provided to salaried employees under such plan for each month of coverage in the 36-month period. For purposes of calculating this lump sum, the Company’s monthly COBRA charge for family coverage will be increased by 10% on each January in the projected payment period, and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable. The continuing coverage provided under this Section 8(c)(iii)(C)(I) will begin when the Executive’s coverage under the Company’s plan(s) would otherwise end. This coverage is in addition to and not in lieu of COBRA coverage, and COBRA coverage shall be made available once this coverage terminates.

(II)    In the case of life insurance coverage, if the group life insurance coverage provided to active employees does not authorize extending group life insurance coverage for some or all of the 36-month period following termination of employment due to the Executive’s death or disability, the Company shall proceed as follows:

(1) the Company shall provide such extended coverage for any portion of the 36-month period that is authorized for extension; and

(2) on the date of Executive’s termination of employment within the meaning of Section 13(n), the Company shall pay Executive a lump sum in cash equal, in the aggregate, to the Company’s monthly premiums (net of the Executive’s contributions) for the number of months during the two year period with respect to which extending coverage is not authorized; and

(D)    a lump sum equal to the full-year Bonus for the year in effect on the Termination Date which would have been payable to the Executive if her employment had not terminated, with payment as a lump sum made after performance has been determined by the Compensation Committee for the year (but not later than permitted under the Bonus Plan, nor later than the date that other senior executive officers of the Company are paid their annual bonuses for such year).

(E)    All Restricted Shares and LTIP Performance Shares shall be vested and non-forfeitable as of the Expiration Date, and all options granted to Executive that are not vested as of the Termination Date shall become vested, non-forfeitable and fully exercisable on the Expiration Date; provided that any Restricted Shares, LTIP Performance Shares and options granted pursuant to a performance-based vesting schedule shall become vested, non-forfeitable or exercisable, as applicable, only to the extent that they would otherwise have become vested if Executive’s employment had not terminated, and Executive shall not be entitled to any further annual grants of Restricted Shares, LTIP Performance Shares or options under Section 5 of this Agreement.

As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(1) through (p). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or Executive with Good Reason, except as set forth in Section 8(c)(iii) above and Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.    Change in Control.

(i) Subject to Executive’s satisfaction of the release requirements set forth in Section 8(f)(ii), Executive shall also be entitled to the benefits set forth in Section 8(c)(iii) above (determined and paid as provided there, except as otherwise indicated below in this paragraph (i)) if, within one year following a Change in Control  (defined below), Executive’s employment is terminated by the Company other than for Cause or Executive terminates her employment for Good Reason or as a result of one or more of the following occurring on or after the Change in Control: (A) any material decrease by the Company of the Base Salary or Target Bonus; (B) any material decrease in Executive’s aggregate employee benefits that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2); (C) any material diminution in Executive’s reporting relationships, duties or responsibilities – including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company; (D) a successor to the Company failing to expressly assume this Agreement, or (E) providing the Executive with notice of non-renewal of the Agreement within one year following the Change in Control (each, a “Constructive Termination Event”); provided that any of the events described above shall constitute a Constructive Termination Event only if (X) the Company fails to cure such event within 30 days after receipt from Executive of written notice of the existence of the event or circumstances constituting the Constructive Termination Event, which notice must be provided to the Board within 90 days after Executive first knows (or first should reasonably have known) of the initial existence of such event or circumstances with sufficient specificity from Executive for the Company to respond to such claim, and (Y) Executive terminates employment with the Company within one year after the initial existence of such event or circumstances. In the case of the Executive’s LTIP Performance Shares, Restricted Shares and any options (collectively, the “Equity Awards”), any performance goals that apply with respect to such Equity Awards shall be deemed to have been attained at the specified target levels of performance on the effective date of the Change in Control. In addition, if the surviving entity in the Change in Control does not either (I) assume or continue Equity Awards outstanding immediately before the effective date of the Change in Control, or (II) replace such Equity Awards with awards of equivalent value and comparable terms, such Awards shall become immediately vested on the effective date of the Change in Control (and, in the case of the LTIP, payable on such date to the extent permissible under Section 409A of the Code). As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(1) through (p). For purposes of applying the provisions of this Section 8(d)(i), following a Change in Control, the Employment Term shall be automatically extended following the Initial Term (or any one-year extension applicable under Section 1) for an additional year, unless a notice of non-renewal is provided by the Company to the Executive at least 180 days prior to the start of the additional year, or by the Executive to the Company at least 45 days prior to such start.

(ii) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred:

(A)    When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(B)    Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company’s assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to the Company’s assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(C)    When as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

(iii) Parachute Payments. If it is determined (as hereafter provided) that any payment, benefit or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, performance share, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Severance Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall receive the greater of (x) the aggregate amount of the Severance Payments, after payment by Executive of the Excise Tax imposed on the aggregate Severance Payments, and (y) the aggregate amount of the Severance Payments which could be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such Section (the “Capped Payments”). If the Executive will be paid the Capped Payments pursuant to clause (y) above, then the Executive’s aggregate Severance Payments shall be reduced in the following order (i) cash severance pay that is exempt from Section 409A, (ii) any lump sum described in Section 8(c)(iii)(C)(I)(2), (iii) any other cash severance pay, (iv) any other cash payable that is a Severance Payment other than stock appreciation rights, (v) any stock appreciation rights, (vi) any restricted stock, and (vii) stock options. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section shall be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at of 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

(iv) As of the effective date of the Change in Control, the Company or its successor shall establish a rabbi trust to hold funding for any cash payments that would be owing to Executive under Section 8(d)(i) (and that are subject to funding under this Section 8(d)(iv)). The trustee of the rabbi trust (“Trustee”) shall be recognized by the Accounting Firm as a nationally recognized trust company, and the trust document for the rabbi trust shall provide Executive a level of protection for timely and proper payment that the Trustee certifies to be industry standard. Within ten business days of the Expiration Date, the Company or its successor shall deposit funds with the Trustee that are sufficient to pay the full amount of the cash payments that are due the Executive, but only to the extent that such amounts have not already been paid to the Executive as of the funding date. The Trustee shall not return any amounts to the Company or its successor until Executive has received all cash payments to which the Executive is entitled under Section 8(d)(i). The expenses and fees incurred in establishing and maintaining the trust, and any income or other taxes that may become payable by the trust, will be paid by the Company.

e.    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f.    Board/Committee Resignation; Execution of Release of all Claims.

(i) Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

(ii) Upon termination of Executive’s employment for any reason other than death or Disability, Executive agrees to execute a release of all then existing claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of her employment or the business of the Company; provided, however, that any such release shall not bar or prevent Executive from responding to any litigation or other proceeding initiated by a released party and asserting any claim or counterclaim she has in such litigation or other proceeding as if no such release had been given as to such party, nor shall it bar Executive from claiming her rights that arise under, or that are preserved by, this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason other than death or Disability, Executive shall not receive any payments or benefits to which she may be entitled hereunder (other than Accrued Rights and those which by law cannot be subject to the execution of a release, which shall be paid without regard to any release either (A) at the time when due, or (B) as of Executive’s Termination Date, if the specific payment or benefit is subject to Section 409A and a payment date sufficient to satisfy Section 409A is not otherwise stated for such payment or benefit) unless Executive satisfies the release requirements of this Section 8(f)(ii). The release required by this Section 8(f)(ii) shall be provided to the Executive not later than the Termination Date and shall be substantially identical to the release attached to this Agreement as Exhibit A. To comply with this Section 8(f)(ii), Executive must sign and return the release within 45 days of the Termination Date, and Executive must not revoke it during a seven-day revocation period that begins when the release is signed and returned to the Company. For the purposes of this Agreement, the “Expiration Date” shall mean the day following the expiration of this revocation period, provided that, if the Termination Date occurs on or after November 8 of a calendar year, the Expiration Date shall be the later of the day following the expiration of said revocation period, or January 1 of the next calendar year.

g.    Indemnification. While employed hereunder and thereafter, with respect to the period during which she was employed hereunder, Executive shall be indemnified by the Company to the fullest extent permitted by its charter, by-laws or the terms of any insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder). Without limiting the Executive’s rights under the preceding sentence, the Company shall provide that Executive’s right to indemnification hereunder by the Company or any insurance or indemnity policy shall at no time be less than the right of any officer or director of the Company, in the same or similar circumstances. The Company’s obligation under this Section 8(g) shall survive any termination of Executive’s employment hereunder or the expiration or termination of this Agreement.

9. Non-Competition/Non-Solicitation/Non-Disparagement.

a.    Executive acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and accordingly agrees that, during the Employment Term and, for a period of one year following any termination of Executive’s employment with the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly engage in any business that directly or indirectly competes in any material way with the primary business of the Company:

(i) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)    solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)    hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

b.    Executive shall not at any time issue any press release or make any public statement about the Company or any director, officer, employee, successor, parent, subsidiary or agent or representative of, or attorney to the Company (any of the foregoing, a “Company Affiliate”) regarding (i) any of the foregoing’s financial status, business, services, business methods, compliance with laws, or ethics or otherwise, or (ii) regarding Company personnel, directors, officers, employees, attorneys, agents, that, in either case, is intended or reasonably likely to disparage the Company or any Company Affiliate, or otherwise degrade any Company Affiliate’s reputation in the business, industry or legal community in which any such Company Affiliate operates, and the Company shall not at any time (either by official Company action or through a director of the Company or an executive who is a senior vice president or above) issue any press release or make any public statement about Executive or her spouse that is intended or reasonably likely to disparage Executive’s reputation in the business, industry or legal community or otherwise degrade her or his reputation or standing in their community; provided, that, Executive and the Company shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to the other thereof, and (b) defend herself or itself against any statement made by the other party (including those made by any Company Affiliate or by any person affiliated with the Executive or her spouse) that is intended or reasonably likely to disparage or otherwise degrade that party’s reputation, only if there is a reasonable belief that the statements made in such defense are not false statements, (c) while employed as an officer of the Company, make any statement that Executive determines in good faith is necessary or appropriate to the discharge of her duties as an officer of the Company, and (d) provide truthful testimony in any legal proceeding.

c.    It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidentiality.

a.    Executive will not at any time (whether during or after Executive’s employment with the Company) (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) other than in the course of performing services for the Company and in accordance with the Company’s policies from time to time, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

b.    “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) after Executive’s employment with the Company, made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

c.    Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to any material aspects of the business (that are not otherwise available to the public) of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any documents, personal notes, notebooks and diaries that do not contain any Confidential Information.

d.    The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11. Specific Performance. Executive acknowledges and agrees that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of an alleged breach of Section 9(b) by the Company, Executive shall not be required to post a bond in order to seek equitable relief or any other equitable remedy.

12. Arbitration. Except as provided in Section 11, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to her employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. All costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, unless the arbitrator shall award costs and expenses to the prevailing party in such arbitration.

13. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates, other than any amounts due and owing as provided for under Section 8(c)(iii)(B) hereof. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its subsidiaries and Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 13(g) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
             Frontier Communications Corporation
             Three High Ridge Park
             Stamford, Connecticut 06905
             Attention: Andrew D. Crain, Esq.

        If to Executive:
             To the most recent address of Executive set forth in the personnel records of the Company.

i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

j. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

k. Cooperation. At the Company’s reasonable request, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement, it being understood that, after Executive’s termination of employment, the Company will take into consideration the Executive’s scheduling and other commitments, and the Executive will be entitled to reimbursement of out-of-pocket expenses she is required to incur, consistent with Company policy then applicable to senior executive officers of the Company.

l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m. Expense Reimbursements. To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if Executive incurs the corresponding expense during the term of this Agreement (or thereafter in the course of complying with subsection (k) above) and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

n. Meaning of Termination of Employment. Solely as necessary to comply with Section 409A and to this extent for purposes of Section 8(b)(ii), Section 8(b)(iii),Section 8(c)(iii), Section 8(d)(i), Section 8(f)(ii), Section 13(o), Section 13(p) and any other provision where this definition is specifically referenced, “termination of employment” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code. In addition, to avoid having such a separation from service occur after the Executive’s termination of employment, the Executive shall not have (after the Executive’s termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a separation from service as of the date of such termination.

o. Installment Payments. For purposes of Section 8(b)(ii)(B) with respect to amounts payable in the event of termination of employment on account of Disability and Section 8(c)(iii)(C) with respect to amount payable in the event of termination of Executive’s employment by the Company without Cause or by Executive with Good Reason or Constructive Termination Event, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is required to be made within 2-1/2 months following the end of the year that contains the date of Executive’s termination of employment (the “STD Period”) is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, and each such payment that is not so exempt shall be subject to delay in accordance with Section 13(p) below.

p. Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. As a result, in the event Executive is a “specified employee” on the date of Executive’s termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s termination of employment or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Executive in connection with Executive’s termination of employment, shall not be paid earlier than six months after such termination of employment, at which time Executive shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such six-month delay (provided, if Executive dies after the date of Executive’s termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay). This Section 13(p) is an absolutely superseding provision under this Agreement. This means that it will apply notwithstanding other provisions in the Agreement that permit or require payment at an earlier time (and notwithstanding terms in such other provisions that may provide for their application without regard to other provisions of the Agreement).

q. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FRONTIER COMMUNICATIONS CORPORATION:

/s/ Cecilia K. McKenney

Name:  Cecilia K. McKenney

Title:     EVP, Human Resources & Administrative Services

EXECUTIVE:

/s/ Mary Agnes Wilderotter
Mary Agnes Wilderotter